Exhibit 107

Calculation of Filing Fee Table

Form S-8

THE REAL BROKERAGE INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value, issuable under the Real Brokerage Inc. 2025 Stock Incentive Plan	Rule 457(c) and Rule 457(h)	50,000,000	(2)	$4.20	$210,000,000	$153.10 per $1,000,000	$32,151
Total Offering Amounts						$210,000,000		$32,151
Total Fee Offsets								$0.00
Net Fees Due								$32,151

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall also cover any additional common shares in the authorized share structure of the Company (“Common Shares”) of The Real Brokerage Inc. (the “Registrant”) that become issuable under the Real Brokerage Inc. 2025 Stock Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Represents the 50,000,000 Common Shares of the Company reserved and available for issuance under the Plan.
(3)	Estimated solely for calculating the amount of the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock on the NASDAQ on May 27, 2025, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended.

Table 2: Fee Offset Claims and Sources

Not Applicable